As filed with the Securities and Exchange Commission on September 27, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

GP STRATEGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	8200	13-1926739
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

6095 Marshalee Drive, Suite 300

Elkridge, Maryland 21075

(410) 379-3600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth L. Crawford

Senior Vice President & General Counsel

GP Strategies Corporation

6095 Marshalee Drive, Suite 300

Elkridge, Maryland 21075

(410) 379-3600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Kelly Tubman Hardy, Esq.

DLA Piper LLP (US)

6225 Smith Avenue

Baltimore, Maryland 21209

(410) 580-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,857,143	$8.57	$24,471,430	$1,745

(1)               Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)               Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the registrant’s common stock, as reported on the New York Stock Exchange on September 23, 2010, which date is within five business days prior to the initial filing date of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder identified in this prospectus may not sell these securities or solicit an offer to buy these securities until the registration statement of which this prospectus is a part filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2010

PROSPECTUS

GP STRATEGIES CORPORATION

2,857,143 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, by the selling stockholder identified in this prospectus of up to 2,857,143 shares of our common stock, par value $0.01 per share. We will not receive any proceeds from any sale by the selling stockholder of the common stock covered by this prospectus and any prospectus supplement. The selling stockholder will receive all proceeds and will pay all underwriting discounts and commissions, if any, applicable to the sale of the common stock covered by this prospectus.

You should read this prospectus and any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus as well as in supplements to this prospectus for a discussion of certain risks you should consider before buying any securities hereunder.

Our common stock is quoted and traded on the New York Stock Exchange under the symbol “GPX.”

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of the shares. The selling stockholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell the shares in the section entitled “Plan of Distribution” beginning on page 19.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholder may offer. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the selling stockholder have authorized anyone to provide you with information other than the information contained or incorporated by reference in this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Whenever we refer to “GP Strategies,” “we,” “our” or “us” in this prospectus, we mean GP Strategies Corporation and its subsidiaries, unless the context indicates otherwise.

GP STRATEGIES CORPORATION

GP Strategies, whose principal operating subsidiary is General Physics Corporation (“General Physics”), is a NYSE-listed company. General Physics is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. General Physics’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. GP Strategies was incorporated in Delaware in 1959. Our headquarters are located at 6095 Marshalee Drive, Suite 300, Elkridge, Maryland 21075, and our telephone number at that address is (410) 379-3600. We maintain a website at  www.gpworldwide.com. The information contained in our website is not a part of, and is not incorporated by reference into, this prospectus.

RISK FACTORS

Investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as any amendments or additions thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety. Each of these risk factors could materially and adversely affect our business, financial condition, results of operations liquidity, ability to pay dividends or stock price.

Risks Related to Our Business

Changing economic conditions in the United States, the United Kingdom and the other countries in which we conduct our operations could harm our business, results of operations and financial condition.

Our revenues and profitability are related to general levels of economic activity and employment primarily in the United States and the United Kingdom.  As a result, the economic recession in both of those countries could harm our business and financial condition, as seen by a decrease in our revenue and income during 2009. A significant portion of our revenues is derived from Fortune 500 companies and their international equivalents, which historically have decreased expenditures for external training during economic downturns.  If the economies in which these companies operate remain or are further weakened in any future period, these companies may further reduce their expenditures on external training, and other products and services supplied by us, which could materially and adversely affect our business, results of operations and financial condition.  As we expand our business globally, we might be subject to additional risks associated with economic conditions in the countries into which we enter or in which we expand our operations.

Our revenue and financial condition could be adversely affected by the loss of business from significant customers, including automotive manufacturers, the U.S. Government and other customers.

We have a concentration of revenue from General Motors and its affiliates (“General Motors”) as well as a market concentration in the automotive sector. For the six months ended June 30, 2010 and 2009, revenue from General Motors accounted for approximately 12% and 18%, respectively, of our consolidated revenue and revenue from our customers in the automotive industry, including General Motors, accounted for approximately 19% and 23%, respectively, of our consolidated revenue.  In addition, accounts receivable from General Motors totaled approximately $6.3 million as of June 30, 2010. In recent periods, General Motors and other auto manufacturers have reported a sharp reduction in vehicle sales which has resulted in substantial losses and severe liquidity problems, leading to efforts to restructure their operations to remain solvent and to seek government funding.  Further cost-cutting, a lack of sufficient funding or a decision to cease or reduce contract awards to us, could adversely affect our business and financial condition. In addition, default in payment of accounts receivable from General Motors or other significant customers could cause us to incur substantial losses.

We also have a concentration of revenue from the United States government. For the six months ended June 30, 2010 and 2009, sales to the United States government and its agencies represented approximately 22% of our consolidated revenue for both periods.  However, the revenue was derived from a number of separate contracts with a variety of government agencies we regard as separate customers. Government contracts are subject to various uncertainties, restrictions and regulations, including oversight audits by government representatives and profit and cost controls.  If we fail to comply with all of the applicable regulations, requirements or laws, our existing contracts with the government could be terminated and our ability to seek future government contracts or subcontracts could be adversely affected.  In addition, the funding of government contracts is subject to Congressional appropriations.  Budget decisions made by the U.S. Government are outside of our control and could result in a reduction or elimination of contract funding.  A shift in government spending to other programs in which we are not involved or a reduction in general government spending could have a negative impact on our financial condition.  The U.S. Government is under no obligation to maintain funding for or to continue to fund our contracts or subcontracts.

Although no other customers account for more than 10% of our consolidated revenue, we experienced declines in our revenue during 2009 from certain other top customers, primarily in the manufacturing sector. A further loss of business from these or other customers could adversely affect our revenue and financial condition. In addition, substantially all of our contracts are subject to termination on written notice and, therefore, our operations are dependent upon our customers’ continued satisfaction with our services and their continued inability or unwillingness to perform those services themselves or to engage other third-parties to deliver such services.

We incurred goodwill and intangible asset impairment charges of $10.2 million and $5.5 million for the years ended December 31, 2009 and 2008, respectively, and may incur further material goodwill and other intangible asset impairment charges in future periods.

We recognized a goodwill and intangible asset impairment loss of $10.2 million during the second quarter of 2009 related to our Manufacturing reporting unit and a goodwill impairment loss of $5.5 million for the year ended December 31, 2008 related to our Sandy reporting unit. The impairment losses were primarily due to a significant decline in our market capitalization during these periods and significant declines in the volume of business with customers in the manufacturing and automotive sectors. See the Management Discussion of Critical Accounting Policies section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for further discussion regarding the factors leading to these asset impairments and the valuation methodologies and assumptions used in the impairment tests. As of June 30, 2010, we had goodwill of $70.1 million and other intangible assets of $10.1 million in connection with acquisitions. In accordance with U.S. GAAP, goodwill is reviewed annually for impairment unless circumstances or events indicate that an impairment test should be performed sooner to determine if there has been any impairment to value.  The review for impairment is based on several factors requiring judgment. A decrease in expected cash flows or change in market conditions, among other things, may indicate potential impairment of recorded goodwill.

Our acquisitions in recent years have not involved the acquisition of significant tangible assets and, as a result, a significant portion of the purchase price in each case was allocated to goodwill and other intangible assets. We will continue to test for impairment on an annual basis, coinciding with our fiscal year-end, or on an interim basis if events and circumstances indicate a possible impairment. However, we may incur further material goodwill or other intangible asset impairment charges in the future related to past acquisitions.

We are vulnerable to the cyclical nature of the markets we serve.

The demand for our services and products is dependent upon training and marketing budgets and the existence of projects with training, engineering, procurement, construction or management needs.  Although downturns can impact our entire business, the automotive, construction, alternative fuels and energy industries are examples of sectors that are cyclical in nature and have been affected from time to time by fluctuations in either national or worldwide demand for these projects.  Industries such as these and many of the others we serve have historically been and might continue to be vulnerable to general downturns and are and might continue to be cyclical in nature.  During economic downturns, our clients might demand better terms.  In addition, many of our training contracts are subject to modification in the event of certain material changes in the business or demand for our services.  Our government clients also might face budget deficits that prohibit them from funding proposed and existing projects.  As a result, our past results have varied considerably and could continue to vary depending upon the demand for future projects in the industries that we serve.

We may continue making acquisitions as part of our growth strategy, which subjects us to numerous risks that could have a material adverse effect on our business, financial condition and results of operations.

As part of our growth strategy, we may continue to pursue selective acquisitions of businesses that broaden our service and product offerings, deepen our capabilities and allow us to enter attractive new domestic and international markets.  Pursuit of acquisitions exposes us to many risks, including that:

•                  acquisitions may require significant capital resources and divert management’s attention from our existing business;

•                  acquisitions may not provide the benefits anticipated;

•                  acquisitions could subject us to contingent or other liabilities, including liabilities arising from events or conduct predating the acquisition of a business that were not known to us at the time of the acquisition;

•                  we may incur significantly greater expenditures in integrating an acquired business than had been initially anticipated;

•                  acquisitions may create unanticipated tax and accounting problems; and

•                  acquisitions may result in a material weakness in our internal controls if we are not able to successfully establish and implement proper controls and procedures for the acquired business.

Our failure to successfully accomplish future acquisitions or to manage and integrate completed or future acquisitions could have a material adverse effect on our business, financial condition or results of operations.  We can provide no assurances that we:

•                  will identify suitable acquisition candidates;

•                  can consummate acquisitions on acceptable terms;

•                  can successfully compete for acquisition candidates against larger companies with significantly greater resources;

•                  can successfully integrate any acquired business into our operations or successfully manage the operations of any acquired business; or

•                  will be able to retain an acquired company’s significant client relationships, goodwill and key personnel or otherwise realize the intended benefits of any acquisition.

In addition, acquisitions might involve our entry into new businesses that might not be as profitable as we expect.  We can provide no assurances that our expectations regarding the profitability of future acquisitions will prove to be accurate. Acquisitions might also increase our exposure to the risks inherent in certain markets or industries.  For example, Sandy Corporation, which we acquired from the ADP Dealer Services division of ADP, Inc. in January 2007, is heavily oriented toward providing product sales training to auto manufacturers in the U.S. and, consequently, this acquisition increased our exposure to the risks of the auto manufacturing industry.

As a result of completed and possible future acquisitions, our past performance is not indicative of future performance, and investors should not base their expectations as to our future performance on our historical results.

Future acquisitions may require that we incur debt or issue dilutive equity.

Future acquisitions may require us to incur debt, under our existing credit facility or otherwise, or issue equity, resulting in additional leverage or dilution of ownership.

Difficulties in integrating acquired businesses could result in reduced revenues and income.

We might not be able to integrate successfully any business we have acquired or could acquire in the future.  The integration of the businesses will be complex and time consuming and will place a significant strain on our management, administrative services personnel and information systems.  This strain could disrupt our business.  Furthermore, we could be adversely impacted by unknown liabilities of acquired businesses.  We could encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers.  Also, depending on the type of acquisition, a key element of our strategy may include retaining management and key personnel of the acquired business to operate the acquired business for us.  Our inability to retain these individuals could materially impair the value of an acquired business. In addition, small businesses acquired by us may have greater difficulty competing for new work as a result of being part of our larger entity. These difficulties could reduce our ability to gain customers or retain existing customers, and could increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated benefits of acquisitions.

Our business and financial condition could be adversely affected by government limitations on contractor profitability.

A significant portion of our revenue and profit is derived from contracts with the U.S. Government and subcontracts with prime contractors of the U.S. Government.  The U.S. Government places limitations on contractor profitability; therefore, government-related contracts might have lower profit margins than the contracts we enter into with commercial customers.

A negative audit or other actions by the U.S. Government could adversely affect our future operating performance.

As a U.S. Government contractor, we must comply with laws and regulations relating to U.S. Government contracts and are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which companies with solely commercial customers are not subject.  We are subject to audit and investigation by the Defense Contract Audit Agency (the “DCAA”) and other government agencies with respect to our compliance with federal laws, regulations and standards.  These audits may occur several years after the period to which the audit relates.  The DCAA, in particular, also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems.  Any payments received by us from the U.S. Government for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts, which could result in a material adjustment of the payments received by us under such contracts.  In addition, any costs found to be improperly allocated to a specific contract will not be reimbursed.  If we are found to be in violation of the law, we may be subject to civil or criminal penalties or administrative sanctions, including contract termination, the assessment of penalties and suspension or debarment from doing business with U.S. Government agencies.  For example, many of the contracts we perform for the U.S. Government are subject to the Service Contract Act, which requires hourly employees to be paid certain specified wages and benefits.  If the Department of Labor determines that we violated the Service Contract Act or its implementing regulations, we could be suspended for a period of time from winning new government contracts or renewals of existing contracts, which could materially and adversely affect our future operating performance.

Furthermore, our reputation could suffer serious harm if allegations of impropriety were made against us. If we are suspended or prohibited from contracting with the U.S. Government, or any significant U.S. Government agency, if our reputation or relationship with U.S. Government agencies becomes impaired or if the U.S. Government otherwise ceases doing business with us or significantly decreases the amount of business it does with us, it could materially and adversely affect our operating performance and could result in additional expenses and a loss of revenue.

We are a party to fixed price contracts and may enter into similar contracts in the future, which could result in reduced profits or losses if we are not able to accurately estimate or control costs.

A significant portion of our revenue is attributable to contracts entered into on a fixed price basis, which allows us to benefit from cost savings, but we carry the burden of cost overruns.  If our initial estimates are incorrect, or if unanticipated circumstances arise, we could experience cost overruns which would result in reduced profits or even result in losses on these contracts.  Our financial condition is dependent upon our ability to maximize our earnings from our contracts.  Lower earnings or losses caused by cost overruns could have a negative impact on our financial results.

Under time and materials contracts, we are paid for labor at negotiated hourly billing rates and for certain expenses.  Under cost-reimbursable contracts, which are subject to a contract ceiling amount, we are reimbursed for allowable costs and paid a fee, which may be fixed or performance based.  However, if costs exceed the contract ceiling or are not allowable under the provisions of the contract or applicable regulations, we may not be able to obtain reimbursement for all such costs.

Our inability to successfully estimate and manage costs on each of these contract types may materially and adversely affect our financial condition. Cost overruns also may adversely affect our ability to sustain existing programs and obtain future contract awards.

Our revenues may be adversely affected if we fail to win competitively awarded contracts or to receive renewal or follow-on contracts.

We obtain many of our significant contracts, including U.S. Government contracts, through a competitive bidding process. Competitive bidding presents a number of risks, including, without limitation:

•                  the need to compete against companies or teams of companies that may have more financial and marketing resources and more experience in bidding on and performing major contracts than we have;

•                  the need to compete against companies or teams of companies that may be long-term, entrenched incumbents for a particular contract for which we are competing;

•                  the need to compete to retain existing contracts that have in the past been awarded to us;

•                  the expense and delay that may arise if our competitors protest or challenge new contract awards;

•                  the need to submit proposals in advance of the completion of their design, which may result in unforeseen cost overruns;

•                  the substantial cost and managerial time and effort, including design, development and marketing activities necessary to prepare bids and proposals for contracts that we may not win;

•                  the need to develop, introduce and implement new and enhanced solutions to our customers’ needs;

•                  the need to locate and contract with teaming partners and subcontractors; and

•                  the need to accurately estimate the resources and cost structure that will be required to perform any fixed price contract that we win.

There are no assurances that we will continue to win competitively awarded contracts or to receive renewal or follow-on contracts. Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with extension options. The loss of revenues from our possible failure to win competitively awarded contracts or to obtain renewal or follow-on contracts may be significant because competitively awarded contracts account for a substantial portion of our sales.

Our backlog is subject to reduction and cancellation, which could negatively impact our future revenues or earnings.

Our backlog for services under executed contracts (including subcontracts and purchase orders) was approximately $133.2 million and $125.2 million as of June 30, 2010 and December 31, 2009, respectively.  There can be no assurance that the revenues projected in our backlog will be realized or, if realized, will result in profits.  Further, contract terminations or reductions in the original scope of contracts reflected in our backlog might occur at any time as discussed below in more detail.

Our backlog consists of projects for which we have signed contracts from customers.  The rate at which services are performed under contracts, and thus the rate at which backlog will be recognized, is at the discretion of the client.  We cannot predict with certainty when or if backlog will be performed.  In addition, even where a project proceeds as scheduled, it is possible that customers could default or otherwise fail to pay amounts owed to us.  Material delays, terminations or payment defaults under contracts included in our backlog could have a material adverse effect on our business, results of operations and financial condition.

In addition, most of our contracts are subject to termination by the client upon written notice.  Reductions in our backlog due to termination by a customer or for other reasons could materially and adversely affect the revenues and earnings we actually receive from contracts included in our backlog.  If we experience terminations of significant contracts or significant scope adjustments to contracts reflected in our backlog, our financial condition, results of operations, and cash flow could be materially and adversely impacted.

We rely on third parties, including subcontractors, suppliers and joint venture partners, to perform a portion of the services we must provide to our customers and disputes with or the failure to perform satisfactorily of such a third party could materially and adversely affect our performance and our ability to obtain future business.

Many of our contracts involve subcontracts or agreements with other companies upon which we rely to perform a portion of the services we must provide to our customers.  There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontractor, our failure to extend existing task orders or issue new task orders under a subcontract or our hiring of personnel of a subcontractor.  A failure by one or more of our subcontractors to satisfactorily provide, on a timely basis, the agreed upon services may materially and adversely impact our ability to perform our obligations as the prime contractor.  Subcontractor performance deficiencies could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

Also, from time to time we have entered, and expect to continue to enter, into joint venture, teaming and other similar arrangements which involve risks and uncertainties. These risks and uncertainties could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture, teaming and other similar arrangements.

We maintain a workforce based upon anticipated staffing needs.  If we do not receive future contract awards or if these awards are delayed or reduced in scope or funding, we could incur significant costs.

Our estimates of future staffing requirements depend in part on the timing of new contract awards.  We make our estimates in good faith, but our estimates could be inaccurate or change based upon new information.  In the case of larger projects, it is particularly difficult to predict whether we will receive a contract award and when the award will be announced.  In some cases the contracts that are awarded require staffing levels that are different, sometimes lower, than the levels anticipated when the work was proposed.  The uncertainty of contract award timing and changes in scope or funding can present difficulties in matching our workforce size with our contract needs.  If an expected contract award is delayed or not received, or if a contract is awarded for a smaller scope of work than proposed, we could incur significant costs associated with making or failing to make reductions in staff.

Failure to continue to attract and retain qualified personnel could harm our business.

Our principal resource is our personnel.  A significant portion of our revenue is derived from services and products that are delivered by instructors, engineers, technical personnel and consultants.  Our consulting, technical training and engineering services require the employment of individuals with specific skills, training, licensure and backgrounds.  An inability to hire or maintain employees with the required skills, training, licensure or backgrounds could have a material adverse effect on our ability to provide quality services, to expand the scope of our service offerings or to attract or retain customers or to accept contracts, which could negatively impact our business and financial condition.  In order to initiate and develop client relationships and execute our growth strategy, we must continue to hire and maintain qualified salespeople.  We must also continue to attract and develop capable management personnel to guide our business and supervise the use of our resources.

Similarly, our U.S. Government contracts require employment of individuals with specified skills, work experience, licensures, security clearances and backgrounds.  An inability to hire or maintain employees with the required skills, work experience, licensure, security clearances or backgrounds could have a material adverse effect on our ability to win new contracts or satisfy existing contractual obligations, and could result in additional expenses or possible loss of revenue.

Competition for qualified personnel can be intense.  We cannot assure you that qualified personnel will continue to be available to us or will be available to us when our needs arise or on terms favorable to us.  Any failure to attract or retain qualified instructors, engineers, technical personnel, consultants, salespeople and managers in sufficient numbers could have a material adverse effect our business and financial condition.

The loss of our key personnel, including our executive management team, could harm our business.

Our success is largely dependent upon the experience and continued services of our executive management team and our other key personnel.  The loss of one or more of our key personnel and a failure to attract, develop or promote suitable replacements for them could materially and adversely affect our business, results of operation or financial condition.

Competition could materially and adversely affect our performance.

The training industry is highly fragmented and competitive, with low barriers to entry and no single competitor accounting for a significant market share.  Our competitors include divisions of several large publicly traded and privately held companies, vocational and technical training schools, degree-granting colleges and universities, continuing education programs and thousands of small privately held training providers and individuals.  In addition, many of our clients maintain internal training departments, which have the resources and ability to provide the same or similar services in-house.  Some of our competitors offer similar services and products at lower prices, and some competitors have significantly greater financial, managerial, technical, marketing and other resources.  Moreover, we expect to face additional competition from new entrants into the training and performance improvement market due, in part, to the evolving nature of the market and the relatively low barriers to entry.

The engineering and construction markets in which we compete are also highly competitive.  Many of our competitors are niche engineering and construction companies.  In some instances, it is necessary for us to partner with those competitors who meet the small business administration’s criteria for a small business in order to win contract awards.  This competition places downward pressure on our contract prices and profit margins.  Intense competition is expected to continue in our training, engineering and technical services markets, presenting us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins.  If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

We cannot provide any assurance that we will be able to compete successfully in the industries or markets in which we compete, and the failure to do so could materially and adversely affect our business, results of operations and financial condition.

Failure to keep pace with technology and changing market needs could harm our business.

Our future success will depend upon our ability to adapt to changing client needs, to gain expertise in technological advances rapidly and to respond quickly to evolving industry trends and market needs.  Many of our clients are demanding that our services be available across the U.S. and worldwide.  We cannot assure you that we will be able to expand our operations into all geographic areas into which our multinational clients seek to use our services or that we will be able to attract and retain qualified personnel to provide our services in all such geographic areas.  We also cannot assure you that we will be successful in adapting to advances in technology or marketing our services and products in advanced formats.  In addition, services and products delivered in the newer formats might not provide comparable training results. Furthermore, subsequent technological advances might render moot any successful expansion of the methods of delivering our services and products.  If we are unable to develop new means of delivering our services and products due to capital, personnel, technological or other constraints, our business, results of operations and financial condition could be materially and adversely affected.

We have only a limited ability to protect the intellectual property rights that are important to our success, and we face the risk that our services or products may infringe upon the intellectual property rights of others.

Our future success depends, in part, upon our ability to protect our proprietary methodologies and other intellectual property, including our EtaPROTM software.  Existing laws of some countries in which we provide or license or intend to provide or license our services or products may offer only limited protection of our intellectual property rights.  We rely upon a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements and copyright and trademark laws to protect our intellectual property rights.  The steps we take in this regard might not be adequate to prevent or deter infringement or other misappropriation of our intellectual property, and we may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.  Protecting our intellectual property rights might also consume significant management time and resources.

We cannot be sure that our services and products, or the products of others that we offer to our clients, do not infringe on the intellectual property rights of third parties, and we might have infringement claims asserted against us or against our clients.  These claims might harm our reputation, result in financial liabilities and prevent us from offering some services or products.  We have generally agreed in our contracts to indemnify our clients against expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties.  In some instances, the amount of these indemnities could be greater than the revenues we receive from the client.  Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements.  We might not be able to enter into these royalty or licensing arrangements on acceptable terms.  Any limitation on our ability to provide or license a service or product could cause us to lose revenue-generating opportunities and require us to incur additional expenses to develop new or modified solutions for future projects.

Our information technology systems are subject to risks that we cannot control.

Our information technology systems are dependent upon global communications providers, web browsers, telephone systems, and other aspects of the Internet infrastructure that have experienced system failures and electrical outages in the past.  Our systems are susceptible to slow access and download times, outages from fire, floods, power loss, telecommunications failures, break-ins, and similar events.  Our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering with our computer systems.  The occurrence of any of these events could disrupt or damage our information technology systems and inhibit our internal operations, our ability to provide services to our customers, and the ability of our customers to access our information technology systems.  This could result in our loss of customers, loss of revenue or a reduction in demand for our services.

A breach of our security measures could harm our business, results of operations and financial condition.

Our databases contain confidential data of our clients and our clients’ customers, employees and vendors.  A party who is able to circumvent our security measures could misappropriate such confidential information or interrupt our operations.  Many of our contracts require us to comply with specific data security requirements.  If we are unable to maintain our compliance with these data security requirements or any person, including any of our current or former employees, penetrates our network security or misappropriates sensitive data, we could be subject to significant liabilities to our clients for breaching these data security requirements or other contractual confidentiality provisions.  Furthermore, unauthorized disclosure of sensitive or confidential data of our clients or other parties, whether through breach of our computer systems, systems failure or otherwise, could also damage our reputation and cause us to lose existing and potential clients.  We may also be subject to civil actions for breaches related to such data or need to expend significant capital and other resources to continue to protect against security breaches or to address any problem they may cause.

Our international sales and operations expose us to various political and economic risks, which could have a material adverse effect on our business, results of operations and financial condition.

Our revenue outside of the U.S. was approximately 17% and 14% of our total revenue for the six month period ended June 30, 2010 and the fiscal year ended December 31, 2009, respectively. We conduct our business primarily in the U.S., the United Kingdom, Canada, Mexico, India and Singapore, but also in other developed and developing countries, including India and China.  We intend to continue to expand our global operations which could involve expanding into countries other than those in which we currently operate.  It could also involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems.  International sales and operations might be subject to a variety of risks, including:

•                  greater difficulty in staffing and managing foreign operations;

•                  greater risk of uncollectible accounts;

•                  longer collection cycles;

•                  logistical and communications challenges;

•                  potential adverse changes in laws and regulatory practices, including export license requirements, trade barriers, tariffs and tax laws;

•                  changes in labor conditions, burdens and costs of compliance with a variety of foreign laws;

•                  political and economic instability;

•                  increases in duties and taxation;

•                  exchange rate risks;

•                  greater difficulty in protecting intellectual property;

•                  general economic and political conditions in these foreign markets;

•                  acts of war or terrorism or natural disasters, and limits on the ability of governments to respond to such acts;

•                  restrictions on the transfer of funds into or out of a particular country; or

•                  nationalization of foreign assets and other forms of governmental protectionism.

As we expand our business into new countries, we may increase our exposure to the risks discussed above. An adverse development relating to one or more of these risks could affect our relationships with our customers or could have a material adverse effect on our business, results of operations and financial condition.

We are subject to risks associated with currency fluctuations, which could have a material adverse effect on our results of operations and financial condition.

Approximately 17% of our revenue for the six month period ended June 30, 2010 and approximately 14% of our revenue for the year ended December 31, 2009 were denominated in foreign currencies, including the British Pound Sterling, the Canadian Dollar and the Euro, and, to a lesser extent, the Mexican Peso, the Malaysian Ringgit, the Indian Rupee, the Singapore Dollar and the Chinese Yuan. British Pound Sterling-denominated revenue represented approximately 14% of our revenue for the six month period ended June 30, 2010 and approximately 11% of our revenue for the year ended December 31, 2009.  As a result, changes in the exchange rates of these foreign currencies to the U.S. Dollar will affect our consolidated U.S. dollar revenue, cost of revenue and operating margins and could result in exchange losses. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted.

Business disruptions could adversely affect our future sales, financial condition, reputation or stock price or increase costs and expenses.

Our business, and that of our key suppliers and customers, may be impacted by disruptions including, but not limited to, threats to physical security, information technology attacks or failures, damaging weather or other acts of nature and pandemics or other public health crises.  Such disruptions could affect our internal operations or services provided to customers, adversely impacting our sales, financial condition, reputation or stock price or increase our costs and expenses.

We are subject to potential liabilities which are not covered by our insurance.

We engage in activities in which there are substantial risks of potential liability.  We provide services involving electric power distribution and generation, nuclear power, chemical weapons destruction, petrochemical process training, pipeline operations, volatile fuels such as hydrogen and liquefied natural gas (“LNG”), environmental remediation, engineering design and construction management.  We maintain a consolidated insurance program (including general liability coverage) covering the companies we currently own, including General Physics.  Claims by or against any covered insured could reduce the amount of available insurance coverage for the other insureds and for other claims. In addition, certain liabilities might not be covered at all, such as deductibles, self-insured retentions, amounts in excess of applicable insurance limits and claims that fall outside the coverage of our policies.

Although we believe that we currently have appropriate insurance coverage, we do not have coverage for all of the risks to which we are subject and we may not be able to obtain appropriate coverage on a cost-effective basis in the future.

Our policies exclude coverage for incidents involving nuclear liability, and we may not be covered by U.S. laws or industry programs providing liability protection for licensees of the Nuclear Regulatory Commission (typically utilities) for damages caused by nuclear incidents; we are not a licensee and few of our contracts with clients have contained provisions waiving or limiting their liability.  Therefore, we could be materially and adversely affected by a nuclear incident.  In addition, certain environmental risks, such as liability under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (“Superfund”), also might not be covered by our insurance.

Some of our policies, such as our professional liability insurance policy, provide coverage on a “claims-made” basis covering only claims actually made during the policy period then in effect.  To the extent that a risk is not insured within our then-available coverage limits, insured under a low-deductible policy, indemnified against by a third party or limited by an enforceable waiver or limitation of liability, claims could be material and could materially and adversely affect our business, results of operations and financial condition.

We could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

We provide environmental engineering services, including the development and management of site environmental remediation plans.  Although we subcontract most remediation construction activities, and in all cases subcontract the removal and off-site disposal and treatment of hazardous substances, we could be subject to liability relating to the environmental services we perform directly or through subcontracts. For example, if we were deemed under federal or state laws, including Superfund, to be an “operator” of sites to which we provide environmental engineering and support services, we could be subject to liability for cleanup costs or violations of applicable environmental laws and regulations at such sites.  Any incurrence of any substantial Superfund or other environmental liability could materially and adversely affect our business, results of operations or financial condition by reducing profits, causing us to incur losses related to the cost of resolving such liability or otherwise.

In addition, our environmental engineering services involve professional judgments about the nature of physical and environmental conditions, including the extent to which hazardous substances are present, and about the probable effect of procedures to mitigate or otherwise affect those conditions.  If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages incurred by our clients.

We are subject to potential liabilities related to operations we have discontinued.

In November 2004, we completed the spin-off to our stockholders of the shares of stock we owned in National Patent Development Corporation (“NPDC”).  Prior to the spin-off, we provided certain financial guarantees and entered into transactions involving assets owned by NPDC or subsequently contributed by us to NPDC.  We may be contingently liable for certain lease obligations of NPDC subsequent to the spin-off.  We no longer have the assets of NPDC available to us to use to satisfy these obligations, and if NPDC fails to satisfy obligations for which we continue to guarantee, we could be responsible for satisfying those obligations, which could adversely impact our financial condition.

Risks Related to our Common Stock

The price of our common stock is highly volatile and could decline regardless of our operating performance.

The market price of our common stock could fluctuate in response to, among other things:

•                  changes in economic and general market conditions;

•                  changes in the outlook and financial condition of certain of our significant customers and industries in which we have a concentration of business;

•                  changes in financial estimates, treatment of our tax assets or liabilities or investment recommendations by securities analysts following our business;

•                  changes in accounting standards, policies, guidance or interpretations or principles;

•                  sales of common stock by our directors, officers and significant stockholders;

•                  factors affecting securities of companies included in the Russell 3000® Index, to which our common stock was added in 2009;

•                  our failure to achieve operating results consistent with securities analysts’ projections; and

•                  the operating and stock price performance of competitors.

These factors might adversely affect the trading price of our common stock and prevent you from selling your common stock at or above the price at which you purchased it.  In addition, in recent periods, the stock market has experienced significant price and volume fluctuations.  This volatility has had a significant impact on the market price of securities issued by many companies, including ours and others in our industry.  These changes can occur without regard to the operating performance of the affected companies.  As a result, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Our financial results are subject to quarterly fluctuations, which may result in volatility or declines in our stock price.

We experience, and expect to continue to experience, fluctuations in quarterly operating results. Consequently, you should not deem our results for any particular quarter to be necessarily indicative of future results.  Factors that may affect quarterly operating results in the future include:

•                  the overall level of services and products sold;

•                  the volume of publications shipped by our Sandy Corporation segment each quarter, because revenue and cost of publications contracts are recognized in the quarter during which the publications ship;

•                  fluctuations in project profitability;

•                  the gain or loss of material clients;

•                  the timing, structure and magnitude of acquisitions;

•                  participant training volume and general levels of outsourcing demand from clients in the industries that we serve;

•                  the budget and purchasing cycles of our clients, especially of the governments and government agencies that we serve;

•                  the commencement or completion of client engagements or services and products in a particular quarter;

•                  currency fluctuations; and

•                  the general level of economic activity.

In addition, we provide domestic preparedness and emergency management services, including disaster recovery services, which can result in revenue volatility associated with the unpredictability of certain events occurring and the need for these types of services.  Accordingly, it is difficult for us to forecast our growth and results of operations on a quarterly basis.  If we fail to meet expectations of investors or analysts, our stock price may fall rapidly and without notice.  Furthermore, the fluctuation of quarterly operating results may render less meaningful period-to-period comparisons of our operating results.

The selling stockholder may exert influence over us and could delay or deter a change of control or other business combination or otherwise cause us to take actions with which other stockholders may disagree.

As of September 1, 2010, Sagard Capital Partners, L.P. (“Sagard”) beneficially owned 2,877,643 shares or 15.5% of our outstanding common stock. In addition, until Sagard owns less than certain specified amounts of common stock or certain other conditions have been met, Sagard is entitled to designate an individual to serve on our board of directors. As a result, Sagard may exert influence over our decision to enter into any corporate transaction or with respect to any transaction that requires the approval of stockholders, regardless of whether other stockholders believe that the transaction is in their own best interests. This could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders.

The market price of our common stock could be affected by additional sales of common stock in the public market by us or the selling stockholder.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock are reserved for issuance upon the exercise of outstanding equity compensation awards. As of September 1, 2010, we had 18,609,664 shares of common stock outstanding, excluding 1,576,628 shares available for future grant under our equity compensation plans, 1,345,405 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $9.56 per share, and 267,130 shares issuable upon settlement of outstanding restricted stock units. We cannot predict the effect, if any, that future sales of shares of common stock, including common stock issuable upon the exercise of options and settlement of restricted stock units, or the availability of shares of common stock for future sale, will have on the market price of our common stock prevailing from time to time. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of equity securities.

In addition, the registration statement of which this prospectus is a part registers 2,857,143 shares of common stock for resale. The availability of our shares for resale by Sagard, as well as any actual sales of these shares, could materially adversely affect the market price of our common stock.

Our authorized preferred stock and certain provisions in our amended and restated by-laws could make a third party acquisition of us difficult.

Our restated certificate of incorporation, as amended, (“restated certificate”), allows us to issue up to 10,000,000 shares of preferred stock, the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the board of directors without any further vote or action by the stockholders.  In addition, our amended and restated bylaws provide, among other things, that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide us with timely advance written notice of their proposal in a prescribed form.  Our amended and restated bylaws also provide that stockholders desiring to call a special meeting for any purpose, must submit to us a request in writing of stockholders representing 50% of the combined voting power of all issued and outstanding classes of capital stock and stating the purpose of such meeting.  The ability to issue preferred stock and such provisions in our bylaws might have the effect of delaying, discouraging or preventing a change in control that might otherwise be beneficial to stockholders and might materially and adversely affect the market price of our common stock.

In addition, some provisions of Delaware law, particularly the “business combination” statute in Section 203 of Delaware General Corporation Law, might also discourage, delay or prevent someone from acquiring us or merging with us.  As a result of these provisions in our charter documents and Delaware law, the price investors might be willing to pay in the future for shares of our common stock might be limited.

Our restated certificate allows us to redeem or otherwise dispose shares of our common stock owned by a foreign stockholder if certain U.S. Government agencies threaten termination of any of our contracts as a result of such an ownership interest.

The United States Departments of Energy and Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information, and might conduct an inquiry as to whether any foreign interest has beneficial ownership of 5% or more of a contractor’s or subcontractor’s voting securities.  If either Department determines that an undue risk to the defense and security of the United States exists as a result of foreign ownership, control or influence over a government contractor (including as a result of a potential acquisition), it might, among other things, terminate the contractor’s or subcontractor’s existing contracts.  Our restated certificate allows us to redeem or require the prompt disposition of all or any portion of the shares of our common stock owned by a foreign stockholder beneficially owning 5% or more of the outstanding shares of our common stock if either Department threatens termination of any of our contracts as a result of such an ownership interest.  These provisions may have the additional effect of delaying, discouraging or preventing a change in control and might materially and adversely affect the market price of our common stock.  In connection with the sale of shares of common stock to Sagard, we agreed to render these provisions, as well as other anti-takeover measures, inapplicable to Sagard.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are subject to known and unknown risks, uncertainties and other factors and were derived utilizing numerous important assumptions that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Prospective investors are cautioned not to place undue reliance on these forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “expects,” “intends,” “believes,” “may,” “will,” “should,” “could,” “anticipates,” “estimates,” “plans” and similar expressions are generally forward-looking in nature and are not historical facts. Factors and assumptions involved in the derivation of forward-looking statements, and the failure of such other assumptions to be realized as well as other factors may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. These factors and assumptions may have an impact on the continued accuracy of any forward-looking statements that we make. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

The selling stockholder identified below in the section titled “Selling Stockholder” will receive all of the proceeds from the sale of the shares offered by this prospectus and any accompanying prospectus supplement. We will receive no proceeds from this offering.

PRIVATE PLACEMENT OF COMMON STOCK

Sagard Capital Partners, L.P.

We entered into a securities purchase agreement dated as of December 30, 2009 (the “Purchase Agreement”) with Sagard Capital Partners, L.P., a Delaware limited partnership (“Sagard”). Under the terms of the Purchase Agreement, Sagard purchased 2,857,143 shares (the “Shares”) of our common stock at a price of $7.00 per share. We received an aggregate consideration of approximately $20 million in cash. The transaction was completed on December 30, 2009.

We also entered into a registration rights agreement, pursuant to which we have agreed to file a registration statement with respect to the Shares no later than ninety days prior to the first anniversary of the closing on December 30, 2009 (the “Closing”), and to use our best efforts to cause the registration statement to become effective no later than the first anniversary of the Closing.  Under the registration rights agreement we are required to use our reasonable best efforts to keep the shelf registration statement continuously effective until all the Shares covered by such registration statement have been sold by the Selling Stockholder.  The registration rights granted to the Selling Stockholder will terminate once all the Shares then held by the Selling Stockholder are eligible to be sold under Rule 144 of the Securities Act during any ninety day period.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 35,000,000 shares of common stock, of which 18,609,664 shares were issued and outstanding as of September 1, 2010. Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled to any dividend declared by our board of directors out of funds legally available for this purpose. After the payment of liquidation preferences to holders of any outstanding preferred stock, holders of our common stock are entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to the stockholders in the event of our liquidation, dissolution, or winding up. Holders of our common stock do not have any preemptive right to subscribe or purchase additional shares of any class of our capital stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, of which no such shares were issued and outstanding as of September 1, 2010. Our certificate of incorporation allows us to issue, without stockholder approval, preferred stock having rights senior to those of our common stock. Our board of directors is authorized, without further stockholder approval, to issue in one or more series and to fix and designate the rights, preferences, privileges and restrictions of the preferred stock, including:

•                  dividend rights;

•                  conversion rights;

•                  voting rights;

•                  terms of redemption; and

•                  liquidation preferences.

Our issuance of preferred stock may have the effect of delaying or preventing a change in control. Our issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. The issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Possible Anti-Takeover Effects

Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of our company without the approval of our board of directors. In addition, provisions of Delaware law may hinder or delay an attempted takeover of our company other than through negotiation with our board of directors. These provisions could discourage attempts to acquire us or remove our management even if some or a majority of our stockholders believe this action to be in their best interest, including attempts that might result in our stockholders receiving a premium over the market price of their shares of our common stock.

Board of Directors. The number of directors on our board or directors may only be altered by the action of a majority of the entire board or directors. Our bylaws provide that directors may be removed from office by stockholders with or without cause only by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors. The stockholders can fill a vacancy on the board or directors at such meeting that results from the removal of a director. Vacancies resulting from the removal of a director that are not filled by the stockholders can be filled by a majority vote of the remaining directors. Vacancies and newly created directorships resulting from any increase in the size of our board of directors may be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum. A director elected by the board of directors to fill a vacancy serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

In connection with the Purchase Agreement, we agreed to cause one designee of Sagard to be nominated and elected to our board of directors. Sagard has the right to designate one director to our board of directors for so long as it holds at least 900,000 shares of our outstanding common stock. The election or appointment of the Sagard nominee is subject to satisfaction of all legal and governance requirements regarding service as a director on our board of directors. Daniel Friedberg currently serves on our board of directors as Sagard’s nominee.

Power to Issue Preferred Stock. Our Board, has the authority, without further action by the holders of our common stock, to issue shares of preferred stock in such series and with such terms and conditions as our board of directors may determine, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock.

Special Stockholders’ Meetings. Our bylaws provide that special meetings of stockholders may be called by our president or secretary at the request in writing of stockholders owning capital stock representing 50% of the combined voting power of all issued and outstanding classes of capital stock.

Advance Notice Provisions. Our bylaws establish an advance written notice procedure for stockholders seeking to nominate candidates for election as directors at any annual meeting of stockholders and to bring business before an annual meeting of our stockholders. Our bylaws provide that only persons who are nominated by or at the direction of our board or by a stockholder who has given timely written notice to our secretary before the meeting to elect directors will be eligible for election as our directors. Our bylaws also provide that any matter to be presented at any meeting of stockholders must be presented either by our board of directors or by a stockholder in compliance with the procedures in our bylaws. A stockholder must give timely written notice to our secretary of its intention to present a matter before an annual meeting of stockholders.

Section 203 of the Delaware General Corporation Law.  In addition to these provisions of our certificate of incorporation and bylaws, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation’s voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of our company or reducing the price that certain investors might be willing to pay in the future for shares of our common stock.

Limitation on Foreign Ownership of our Stock.  The Department of Energy and the Department of Defense have policies regarding foreign ownership, control or influence over government contractors who have access to classified information. If either agency determines that an undue risk to the common defense and security of the United States exists, it may, among other things, terminate the contractor’s or subcontractor’s existing contracts with it. Our certificate of incorporation includes a provision relating to foreign ownership of our common stock that permits us to redeem or require the prompt disposition under certain circumstances of all or any portion of the shares of our common stock owned by a foreign stockholder beneficially owning shares representing 5% or more of the outstanding shares of our common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company N.A., Providence, Rhode Island.

SELLING STOCKHOLDER

The table below sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder immediately prior to the date of this prospectus, the number of shares that may be offered pursuant to this prospectus and the number of shares of common stock that will be beneficially owned by the selling stockholder after the sale of the maximum number of shares offered. This information is based upon information provided to us by the selling stockholder. The percentage of shares held is based on a total of 18,609,664 shares of our common stock outstanding as of September 1, 2010.

Name	Number of Shares of Common Stock Beneficially Owned Before the Offering		Percent of Common Stock Beneficially Owned Before the Offering(1)		Maximum Number of Shares of Common Stock Offered		Number of Shares of Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares Offered		Percent of Common Stock Beneficially Owned After the Sale of the Maximum Number of Shares Offered(1)

Sagard Capital Partners, L.P.(2)	2,877,643	(2)(3)	15.5	%(2)(3)	2,857,143	(2)	20,500	(3)	*

*                      Less than one percent

(1)                                       The percentage of shares held is calculated on the basis of the number of outstanding shares of common stock held, plus common stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

(2)                                       Sagard owns 2,877,643 shares of our common stock, of which 2,857,143 shares were issued to Sagard in the private placement. Sagard, Sagard Capital Partners GP, Inc., a Delaware corporation (“Sagard GP”), and Sagard Capital Partners Management Corporation, a Delaware corporation (“Sagard Management”), jointly file a single Schedule 13D with respect to the shares and other securities held by Sagard. Sagard and the other entities that jointly file a Schedule 13D with Sagard are referred to herein as the Sagard Entities. Sagard Management is the investment manager of Sagard and Sagard GP is the general partner of Sagard. Under the rules of the SEC, Sagard GP and Sagard Management may be deemed to beneficially own shares of common stock owned by Sagard. As a result of direct and indirect securities holdings, Power Corporation of Canada and Mr. Paul G. Desmarais may each be deemed (i) to control the Sagard Entities and (ii) to beneficially own the securities owned by the Sagard. Each of Power Corporation of Canada and Mr. Desmarais disclaims beneficial ownership of the securities owned by Sagard. The address of each Sagard Entity is 325 Greenwich Avenue, Greenwich, Connecticut 06830.

(3)                                       Mr. Daniel Friedberg is the individual designated by Sagard to serve on our board of directors as further described in “Description of Capital Stock—Possible Anti-Takeover Effects—Board of Directors.” Mr. Friedberg is the President and Chief Executive Officer of Sagard Management. In connection with his service on our board of directors, Mr. Friedberg is eligible along with our other directors to receive shares of our common stock.  He has directed us to issue all such stock compensation to Sagard.  Through September 1, 2010 we have issued 1,800 shares to Sagard  and such shares are included in the selling stockholder table. The shares issued to Sagard which represent compensation for service as a director by Mr. Friedberg are not being registered for resale under the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

We are registering shares of our common stock held by the selling stockholder identified in this prospectus to permit the resale of these shares of common stock from time to time after the date of this prospectus. The selling stockholder acquired the shares of common stock offered for resale under this prospectus in connection with a private placement of our common stock, which closed on December 30, 2009. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock.

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling stockholder may use any one or more of the following methods when selling shares:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•                                          through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                                          a combination of any such methods of sale; or

•                                          any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholder may also sell shares of the common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  The selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholder.

We agreed to keep this prospectus effective until all of the shares continuing to have registration rights have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Unless otherwise indicated in any applicable prospectus supplement, DLA Piper LLP (US), Baltimore, Maryland, will pass for us upon the validity of the shares of common stock offered under this prospectus.

EXPERTS

The consolidated financial statements and financial statement schedule of GP Strategies Corporation and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated by reference in this prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, including exhibits and schedules, under the Securities Act with respect to the securities to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and the securities to be sold in this offering, you should refer to the registration statement.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information in the files at the Public Reference Room at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, are also available to you on the internet website maintained by the SEC at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus.

Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically modifies and supersedes previously filed information including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. Any information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to its effectiveness, provided however, that we are not incorporating any documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC. We also incorporate by reference, as of their respective dates of filing, the documents listed below that we have filed with the SEC and any documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus:

•                  our Annual Report on Form 10-K, as amended, for the year ended December 31, 2009;

•                  our Quarterly Reports on Form 10-Q for the three months ended March 31, 2010 and June 30, 2010;

•                  our Current Reports on Form 8-K filed January 5, 2010, January 27, 2010, July 7, 2010 and September 27, 2010;

•                  the description of our capital stock contained in the Current Report on Form 8-K filed with the SEC on September 27, 2010.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

GP Strategies Corporation

6095 Marshalee Drive, Suite 300

Elkridge, Maryland 21075

(410) 379-3600

Attention: Investor Relations

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by GP Strategies Corporation. All of the amounts shown are estimated except the SEC registration fee.

SEC Registration Fee	$1,745
Printing and Engraving Expenses	$5,000
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$37,500
Miscellaneous	$5,000

Total	$99,245

Item 15. Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•                  for any breach of the director’s duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•                  for any transaction from which the director derives an improper personal benefit.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. We may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.

The indemnification provided by our bylaws is not deemed to be exclusive of any other right to which a person seeking indemnification may be entitled under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  In addition, we have entered into agreements with our directors and executive officers to provide for indemnification and payment of expenses to the extent permitted by applicable law and our bylaws.

The registrant maintains standard policies of insurance under which coverage is provided to its directors, officers, employees and agents to insure them against liability for actions or omissions occurring in their capacity as a director, officer, employee or agent, subject to certain exclusions and limitations.

Item 16. Exhibits

Exhibit Number	Description

3.1

Composite of the Restated Certificate of Incorporation of the Registrant including all amendments through December 12, 2007. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on September 27, 2010.

3.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through September 24, 2009. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on September 29, 2009.

3.3	Amendment to the Amended and Restated By-Laws. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on September 27, 2010.
4.1	GP Strategies Corporation common stock certificate specimen. Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on September 27, 2010.
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of independent registered public accounting firm, KPMG LLP.
23.2	Consent of DLA Piper LLP (US) (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereto).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Elkridge, Maryland, on September 27, 2010.

GP STRATEGIES CORPORATION

By:	/s/ Scott N. Greenberg
Scott N. Greenberg
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Scott N. Greenberg, Sharon Esposito-Mayer, and Kenneth L. Crawford, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Scott N. Greenberg	Chief Executive Officer (Principal Executive Officer	September 27, 2010
Scott N. Greenberg	and Director)

/s/ Sharon Esposito-Mayer	Executive Vice President and Chief Financial Officer	September 27, 2010
Sharon Esposito-Mayer	(Principal Financial and Accounting Officer)

/s/ Harvey P. Eisen
Harvey P. Eisen	Chairman of the Board of Directors	September 27, 2010

/s/ Daniel M. Friedberg
Daniel M. Friedberg	Director	September 27, 2010

/s/ Marshall S. Geller
Marshall S. Geller	Director	September 27, 2010

/s/ Sue W. Kelly
Sue W. Kelly	Director	September 27, 2010

/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.	Director	September 27, 2010

/s/ A. Marvin Strait
A. Marvin Strait	Director	September 27, 2010

/s/ Gene A. Washington
Gene A. Washington	Director	September 27, 2010

EXHIBIT INDEX

Exhibit Number	Description

3.1

Composite of the Restated Certificate of Incorporation of the Registrant including all amendments through December 12, 2007. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on September 27, 2010.

3.2

GP Strategies Corporation Amended and Restated By-Laws, including all amendments through September 24, 2009. Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on September 29, 2009.

3.3	Amendment to the Amended and Restated By-Laws. Incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on September 27, 2010.
4.1	GP Strategies Corporation common stock certificate specimen. Incorporated herein by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on September 27, 2010.
5.1	Opinion of DLA Piper LLP (US).
23.1	Consent of independent registered public accounting firm, KPMG LLP.
23.2	Consent of DLA Piper LLP (US) (included in the opinion filed as Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page hereto).